Exhibit 1.1

MILLIPORE CORPORATION

$550,000,000 Principal Amount

3.75% Convertible Senior Notes due 2026

PURCHASE AGREEMENT

June 7, 2006

PURCHASE AGREEMENT

June 7, 2006

UBS Securities LLC

Goldman, Sachs & Co.

as representative of the Initial Purchasers

c/o UBS Securities LLC

299 Park Avenue

New York, New York 10171-0026

Ladies and Gentlemen:

Millipore Corporation, a Massachusetts corporation (the “Company”), proposes to issue and sell to the initial purchasers named in Schedule A annexed hereto (the “Initial Purchasers”) $550,000,000 aggregate principal amount of its 3.75% Convertible Senior Notes due 2026 (the “Firm Notes”). In addition, the Company proposes to grant to the Initial Purchasers the option to purchase from the Company up to an additional $82,500,000 aggregate principal amount of the Company’s 3.75% Convertible Senior Notes due 2026 (the “Additional Notes”). The Firm Notes and the Additional Notes are hereinafter collectively sometimes referred to as the “Notes.”

The Notes are to be issued pursuant to an indenture (the “Indenture”) to be dated as of June 13, 2006, between the Company and Wilmington Trust Company, as trustee (the “Trustee”). The Notes will be convertible in accordance with their terms and the terms of the Indenture into cash and, if applicable, shares of the common stock (the “Common Stock”) of the Company, $1.00 par value per share (the “Shares”).

The Notes are being offered and sold by the Company to the Initial Purchasers to fund, in part, the acquisition of Serologicals Corporation (“Serologicals”) by way of a merger (“Merger”) of Serologicals with a wholly-owned subsidiary of the Company (“Merger Sub”), effected pursuant to a merger agreement, dated as of April 25, 2006 (as the same may be amended from time to time, the “Merger Agreement”), among the Company, Serologicals and Merger Sub. In connection with the Merger, the Company will (i) issue the Notes, (ii) issue up to $350 million of other senior notes (the “Senior Notes”), and/or enter into a new senior secured credit facility comprised of up to $750 million of term loan facilities (the “Term Loan Facilities”), and (iii) amend the existing senior unsecured revolving credit facility among the Company, Millipore Ireland B.V., Millipore Cork, Millipore S.A.S., the guarantors and the agents and lenders party thereto dated December 15, 2005 (the “Existing Revolving Credit Facility”).

The “Transactions” refers to (i) the issuance and sale of the Notes, (ii) the issuance and sale of the Senior Notes, and/or the borrowings under the Term Loan Facilities and (iii) the amendment of the Existing Revolving Credit Facility.

The Notes and the Shares will be offered and sold by the Company to the Initial Purchasers without registration under the Securities Act of 1933, as amended (the “Act”), in reliance on an exemption pursuant to Section 4(2) of the Act. The Notes will be offered and resold by the Initial Purchasers without registration under the Act solely to “qualified institutional buyers” in compliance with the exemption from registration provided by Rule 144A under the Act (“Rule 144A”).

The Initial Purchasers and their direct and indirect transferees will be entitled to the benefits of a Registration Rights Agreement to be entered into at or prior to the “time of purchase” (as defined herein) between the Company and the Initial Purchasers (the “Registration Rights Agreement”).

In connection with the sale of the Notes, the Company has prepared (x) a preliminary offering memorandum dated June 6, 2006 (the “Preliminary Memorandum”) and (y) the pricing supplement thereto dated the date hereof, as set forth on Schedule C hereto (the “Pricing Supplement”), and the Company will prepare a final offering memorandum dated June 7, 2006 (the “Final Memorandum” and, with the Preliminary Memorandum, each a “Memorandum”), each of which Memoranda includes or will include, among other things, a description of the terms of the Notes and the Shares, the terms of the offering and a description of the Company. The Preliminary Memorandum and the Pricing Supplement are herein referred to as the “Pricing Disclosure Package”. Any reference herein to the Preliminary Memorandum, the Pricing Disclosure Package, Final Memorandum or Memorandum shall be deemed to refer to and include the documents, if any, incorporated by reference therein (the “Incorporated Documents”), including, unless the context otherwise requires, the documents, if any, filed as exhibits to such Incorporated Documents. Any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the any Memorandum shall be deemed to refer to and include the filing with the Securities and Exchange Commission (the “Commission”) of any document under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”) on or after the date of such Memorandum. All references in this Agreement to financial statements and schedules and other information which is “contained”, “included” or “stated” (or references of like import) in the Pricing Disclosure Package (including the Preliminary Memorandum) or Final Memorandum shall be deemed to mean and include all such financial statements and schedules and other information which are incorporated by reference in the Pricing Disclosure Package or Final Memorandum, as the case may be.

As used in this Agreement, “business day” shall mean a day on which the New York Stock Exchange (the “NYSE”) is open for trading. The terms “herein,” “hereof,” “hereto,” “hereinafter” and similar terms, as used in this Agreement, shall in each case refer to this Agreement as a whole and not to any particular section, paragraph, sentence or other subdivision of this Agreement. The term “or,” as used herein, is not exclusive.

The Company and the Initial Purchasers agree as follows:

1. Sale and Purchase. Upon the basis of the representations and warranties, subject to the other terms and conditions herein set forth, the Company agrees to issue and sell to the respective Initial Purchasers and each of the Initial Purchasers, severally and not jointly, agrees to purchase from the Company the aggregate principal amount of Firm Notes set forth opposite the name of such Initial Purchaser in Schedule A attached hereto, subject to adjustment in accordance with Section 9 hereof, in each case at a purchase price of 97.75% of the principal amount thereof.

In addition, the Company hereby grants to the several Initial Purchasers the option (the “Manager’s Option”) to purchase, and upon the basis of the representations and warranties and subject to the terms and conditions herein set forth, the Initial Purchasers shall have the right to purchase, severally and not jointly, from the Company, ratably in accordance with the aggregate principal amount of Firm Notes to be purchased by each of them, all or a portion of the Additional Notes, at a purchase price of 97.75% of the principal amount thereof, plus accrued interest, if any, from the “time of purchase” (as hereinafter defined) to the “additional time of purchase” (as hereinafter defined), such accrued interest to be calculated in the same manner and at the same rate at which interest accrues on the Notes in accordance with their terms and the terms of the Indenture. The Manager’s Option may be exercised by UBS Securities LLC (“UBS”) on behalf of the several Initial Purchasers one time during the 13-day period beginning with the initial issuance of the Firm Notes by written notice to the Company. Such notice shall set forth the aggregate principal amount of Additional Notes as to which the Manager’s Option is being exercised and the date and time when the Additional Notes are to be delivered (such date and time being herein referred to as the “additional time of purchase”); provided, however, that no additional time of purchase shall be earlier than the “time of purchase” (as defined below) nor earlier than the second business day after the date on which the Manager’s Option shall have been exercised nor later than the last day of the 13-day period beginning with the initial issuance of the Firm Notes. The principal amount of Additional Notes to be sold to each Initial Purchaser shall be the principal amount which bears the same proportion to the aggregate principal amount of Additional Notes being purchased as the principal amount of Firm Notes set forth opposite the name of such Initial Purchaser on Schedule A hereto bears to the aggregate principal amount of Firm Notes, subject to adjustment in accordance with Section 9 hereof.

2. Payment and Delivery. Payment of the purchase price for the Firm Notes shall be made to the Company by Federal Funds wire transfer, against delivery of the Firm Notes to you through the facilities of The Depository Trust Company (“DTC”) for the respective accounts of the Initial Purchasers. Such payment and delivery shall be made at 10:00 A.M., New York City time, on June 13, 2006 (unless another time shall be agreed to by you and the Company or unless postponed in accordance with the provisions of Section 9 hereof). The time at which such payment and delivery are to be made is hereinafter sometimes called the “time of purchase.” Electronic transfer of the Firm Notes shall be made to you at the time of purchase in such names and in such denominations as you shall specify.

Payment of the purchase price for the Additional Notes shall be made at the additional time of purchase in the same manner and at the same office and time of day as the payment for the Firm Notes. Electronic transfer of the Additional Notes shall be made to you at the additional time of purchase in such names and in such denominations as you shall specify.

The Notes shall be in the form of one or more global securities deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC and shall bear the legends set forth in the Indenture. The Company agrees to make such global securities available to you for review at least one full business day preceding the time of purchase or the additional time of purchase, as the case may be.

Deliveries of the documents described in Section 7 hereof with respect to the purchase of the Notes shall be made at the offices of Cahill Gordon & Reindel LLP at 80 Pine Street, New York, NY 10005, at 9:00 A.M., New York City time, on the date of the closing of the purchase of the Firm Notes or the Additional Notes, as the case may be.

3. Representations and Warranties of the Company. The Company represents and warrants to and agrees with each of the Initial Purchasers that:

(a) the Preliminary Memorandum, including such documents incorporated by reference therein, as of its date and the Pricing Disclosure Package, including such documents incorporated by reference therein, as of its date and through the time of purchase and, if applicable, the additional time of purchase, as then amended or supplemented, did not and does not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; the Final Memorandum, including such documents incorporated by reference therein, as of its date and as of the time of purchase and, if applicable, the additional time of purchase, if any, as then amended or supplemented, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty in this Section 3(a) with respect to any statement contained in, or omitted from, either Memorandum or the Pricing Supplement in reliance upon and in conformity with information concerning an Initial Purchaser and furnished in writing by or on behalf of such Initial Purchaser through UBS to the Company expressly for use in such Memorandum or the Pricing Supplement; each Incorporated Document, at the time such document was filed, or will be filed, with the Commission or at the time such document became or becomes effective, as applicable, complied or will comply, in all material respects, with the requirements of the Exchange Act and did not or will not, as applicable, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(b) prior to the execution of this Agreement, the Company has not, directly or indirectly, offered or sold any Notes by means of, or used, in connection with the offer or sale of the Notes, any material or communication that would, assuming the Notes were to be offered publicly, constitute a “prospectus” (within the meaning of the Act), in each case other than the Preliminary Memorandum;

(c) the Company satisfies all conditions for the use of a registration statement on Form S-3 under the Act to register the Notes, and the Shares issuable upon conversion of the Notes, for resale in the manner contemplated by the Pricing Disclosure Package, the Final Memorandum and the Registration Rights Agreement;

(d) as of the date specified therein, the Company’s capitalization is as set forth under the column entitled “Historical” in the section of the Preliminary Memorandum and the Final Memorandum entitled “Capitalization” (the “Historical Capitalization”) and, as of the time of purchase and the additional time of purchase, as the case may be, after giving effect to the Transactions and the Merger, the Company’s capitalization shall be as set forth under the column entitled “Pro Forma As Adjusted” in the section of the Preliminary Memorandum and the Final Memorandum entitled “Capitalization” (the “Pro Forma Capitalization”); as of the date of this Agreement, no change has occurred to (i) the Historical Capitalization other than with respect to the issuance of shares of Common Stock upon exercise of stock options and warrants disclosed as outstanding in the Preliminary Memorandum and the Final Memorandum, the grant of options under existing stock option plans described in the Preliminary Memorandum and the Final Memorandum and (ii) the Pro Forma Capitalization, other than with respect to the assumptions disclosed in the “Capitalization” sections of the Preliminary Memorandum and the Final Memorandum; all of the issued and outstanding shares of capital stock, including the Common Stock, of the Company have been duly authorized and validly issued and are fully paid and non-assessable, have been issued in compliance with all federal and state securities laws and were not issued in violation of any preemptive right, resale right, right of first refusal or similar right;

(e) the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Massachusetts, with corporate power and authority to own, lease and operate its properties and conduct its business as described in the Preliminary Memorandum and the Final Memorandum;

(f) the Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company and the Subsidiaries (as defined below) taken as a whole a “Material Adverse Effect”;

(g) as of the date hereof, the Company has no subsidiaries (as defined under the Act) other than the subsidiaries listed on Schedule B-1 (collectively, the “Subsidiaries”); except as described in the Preliminary Memorandum or the Final Memorandum and except for directors’ qualifying shares, the Company owns, directly or indirectly, all of the issued and outstanding equity interests of each of the Subsidiaries, which are so owned by the Company subject to no security interest, other encumbrance or adverse claims; other than the equity interests of the Subsidiaries and except as listed on Schedule B-2, the Company does not own, directly or indirectly, any shares of stock or any other equity interests or long-term debt securities of any corporation, firm, partnership, joint venture, association or other entity; complete and correct copies of the charters and the bylaws of the Company and each Subsidiary and all amendments thereto have been delivered to UBS; each Subsidiary has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Preliminary Memorandum and the Final Memorandum; each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect; all of the outstanding shares of capital stock of each of the Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable, have been issued in compliance with all applicable securities laws, were not issued in violation of any preemptive right, resale right, right of first refusal or similar right and are owned by the Company subject to no security interest, other encumbrance or adverse claims (other than as disclosed in the Pricing Disclosure Package and the Final Memorandum); and no options, warrants or other rights permitting any person, other than the Company or any Subsidiary, to purchase or acquire any shares of capital stock of any Subsidiary are outstanding;

(h) this Agreement has been duly authorized, executed and delivered by the Company;

(i) the Indenture has been duly authorized by the Company and, when executed and delivered by the Company and the Trustee, will be a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity;

(j) the Registration Rights Agreement has been duly authorized by the Company and, when executed and delivered by the Company and the Initial Purchasers, will be a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity;

(k) the Notes have been duly authorized by the Company and, when executed and delivered by the Company and duly authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms hereof, will constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity, and will be entitled to the benefits of the Indenture and the Registration Rights Agreement; the Shares issuable upon conversion of the Notes have been duly authorized and validly reserved for issuance upon conversion of the Notes, and, upon conversion of the Notes in accordance with their terms and the terms of the Indenture, will be issued free of statutory and contractual preemptive rights, resale rights, rights of first refusal and similar rights and free of any voting restrictions, in each case under the Company’s charter or bylaws, or by contract, other agreement or obligation to which the Company is a party or pursuant to applicable law, and are sufficient in number to meet the current conversion requirements (assuming all conditions to such conversion have been satisfied) based on the Conversion Rate (as defined in the Indenture) in effect as of the time of purchase and as of the additional time of purchase and the method for conversion (including the partial cash settlement upon conversion) provided for in the Indenture; such Shares, when so issued upon such conversion in accordance with the terms of the Notes and of the Indenture, will be duly and validly issued and fully paid and nonassessable; and the certificates for such Shares will be in due and proper form;

(l) the terms of the Notes, the Registration Rights Agreement, the Indenture and the capital stock of the Company, including the Shares, conform in all material respects to the descriptions thereof contained in the Pricing Disclosure Package and the Final Memorandum;

(m) when the Notes are issued pursuant to this Agreement, the Notes will not be of the same class (within the meaning of Rule 144A) as securities of the Company that are listed on a national securities exchange registered pursuant to Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system;

(n) neither the Company nor any “affiliate” (as defined in Rule 501(b) of Regulation D under the Act, an “Affiliate”) of the Company has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Act), which sale, offer, solicitation or negotiation is or will be integrated with the offer or sale of the Notes in a manner that would require the registration under the Act of the sale of the Notes by the Company to the Initial Purchasers or the initial resales by the Initial Purchasers to investors as contemplated by the Preliminary Memorandum and the Final Memorandum or (ii) offered, solicited offers to buy or sold the Notes by any form of “general solicitation” or “general advertising” (as those terms are used in Regulation D under the Act) or, assuming the Initial Purchasers have complied with their corresponding representation in this Agreement, in any manner involving a public offering within the meaning of Section 4(2) of the Act;

(o) it is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchasers pursuant to this Agreement to register the Notes or the Shares under the Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”); assuming the accuracy of the representations and warranties of the Initial Purchasers set forth in Section 4 of this Agreement, it is not necessary in connection with the offer, sale and delivery of the Notes by the Initial Purchasers to such persons in the manner contemplated by the Preliminary Memorandum and the Final Memorandum to register the Notes or Shares under the Act or to qualify the Indenture under the Trust Indenture Act; assuming the Notes are converted in accordance with Section 3(a)(9) of the Act, it is not necessary to register under the Act the issuance of any Shares issued upon conversion of the Notes in accordance with their terms and the terms of the Indenture;

(p) neither the Company nor any of the Subsidiaries is in breach or violation of or in default under (nor has any event occurred which, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) (A) its charter or bylaws, or (B) any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected, or (C) any federal, state, local or foreign law, regulation or rule, or (D) any rule or regulation of the NYSE applicable to the Company, or (E) any decree, judgment or order applicable to it or any of its properties, other than, in the case of clause (B), (C), (D) or (E) such breaches, violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect;

(q) the execution, delivery and performance of this Agreement, the Indenture, the Registration Rights Agreement and the Notes and the consummation of the other Transactions contemplated hereby and thereby, including the issuance of the Notes and the issuance of the Shares issuable upon conversion of the Notes, will not conflict with, result in any breach or violation of or constitute a default under (nor constitute any event which, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) (or result in the creation or imposition of a lien, charge or encumbrance on any property or assets of the Company or any Subsidiary, other than as disclosed in the Pricing Disclosure Package and the Final Memorandum) (A) the charter or bylaws of the Company or any of the Subsidiaries, or (B) any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which any of them or any of their respective properties may be bound or affected, or (C) any federal, state, local or foreign law, regulation or rule, or (D) any rule or regulation of the NYSE applicable to the Company, or (E) any decree, judgment or order applicable to the Company or any of the Subsidiaries or any of their respective properties, other than, in the case of clause (B), such breaches, violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect;

(r) no approval, authorization, consent or order of or filing with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, or is required to be obtained in connection with the issuance and sale of the Notes or the issuance of Shares upon conversion of the Notes or the consummation of the transactions as contemplated by this Agreement, the Indenture, the Registration Rights Agreement or the Notes, other than (i) as may be required under the securities or blue sky laws of the various jurisdictions in which the Notes and the Shares issuable, in part, upon conversion of the Notes are being offered by the Initial Purchasers and (ii) as may be required by federal and state securities laws with respect to the Company’s obligations under the Registration Rights Agreement;

(s) except as described in the Preliminary Memorandum and the Final Memorandum, (i) no person has the right, contractual or otherwise, to cause the Company to issue or sell to it any shares of Common Stock or shares of any other capital stock or other equity interests of the Company, (ii) no person has any preemptive rights, resale rights, rights of first refusal or other rights to purchase any shares of Common Stock from the Company or shares of any other capital stock of or other equity interests from the Company and (iii) no person has the right to act as an underwriter or initial purchaser or as a financial advisor to the Company in connection with the offer and sale of the Notes; except as contemplated by the Merger Agreement, no person has the right, contractual or otherwise, to cause the Company to register under the Act any shares of Common Stock or shares of any other capital stock of or other equity interests in the Company, or to include any such shares or interests in any registration statement to be filed with the Commission pursuant to the Registration Rights Agreement or the offering contemplated thereby, except for such rights as have been complied with or waived;

(t) each of the Company and each of the Subsidiaries has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any applicable law, regulation or rule (collectively, “Permits”), and has obtained all necessary licenses, authorizations, consents and approvals (collectively, “Approvals”) from other persons, in order to conduct its business as described in the Preliminary Memorandum and the Final Memorandum, other than such Permits and Approvals the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect; neither the Company nor any of the Subsidiaries is in violation of, or in default under, or has received written notice of any proceedings relating to revocation or modification of, any such Permit or Approval or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Company or any of the Subsidiaries, except such that the effect of which would, individually or in the aggregate, not have a Material Adverse Effect;

(u) except as disclosed in the Preliminary Memorandum or the Final Memorandum, there are no actions, suits, claims, investigations or proceedings pending or, to the Company’s knowledge, threatened to which the Company or any of the Subsidiaries or, to the Company’s knowledge, any of their respective directors or officers is a party or of which any of their respective properties is subject at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, except any such action, suit, claim, investigation or proceeding which, if resolved adversely to the Company or any Subsidiary, would not, individually or in the aggregate, have a Material Adverse Effect;

(v) to the Company’s knowledge, PricewaterhouseCoopers LLP, whose report on the consolidated financial statements of the Company and the Subsidiaries is included or incorporated by reference in the Preliminary Memorandum and the Final Memorandum, are independent registered public accountants as required by the Act and by the rules of the Public Company Accounting Oversight Board;

(w) to the Company’s knowledge, Deloitte & Touche LLP, whose report on the consolidated financial statements of Serologicals and its subsidiaries is included in the Preliminary Memorandum and the Final Memorandum, are independent registered public accountants as required by the Act and by the rules of the Public Company Accounting Oversight Board;

(x) the financial statements included or incorporated by reference in the Preliminary Memorandum and the Final Memorandum, together with the related notes and schedules, present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company for the periods specified and have been prepared in compliance with the requirements of the Act and in conformity with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except with respect to Financial Accounting Standards Board’s Statement of Financial Accounting Standard No. 123 (Revised 2004), which was effective for the Company as of January 1, 2006, and is disclosed in the Preliminary Memorandum and the Final Memorandum); all pro forma financial statements or data included or incorporated by reference in the Preliminary Memorandum and the Final Memorandum are based on assumptions believed by the Company to be reasonable as of the date hereof and comply as to form in all material respects with the applicable accounting requirements of Regulation S-X of the Act, and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements and data; the other financial and statistical data contained or incorporated by reference in the Preliminary Memorandum and the Final Memorandum are accurately presented in all material respects and prepared on a basis consistent with such financial statements and books and records of the Company; there are no financial statements (historical or pro forma) that are required to be included in any Incorporated Document that are not included as required; all disclosures contained or incorporated by reference in the Preliminary Memorandum and the Final Memorandum regarding “constant currencies” comply in all material respects with Regulation G under the Exchange Act and Item 10(e) of Regulation S-K under the Act (assuming it was applicable);

(y) subsequent to the respective dates as of which information is given in the Pricing Disclosure Package and the Final Memorandum, there has not been (i) any material adverse change, or any development involving a prospective material adverse change, in the business, properties, management, financial condition or results of operations of the Company and the Subsidiaries taken as a whole, (ii) any transaction which is material to the Company and the Subsidiaries taken as a whole, (iii) any obligation or liability, direct or contingent (including any off-balance sheet obligations), incurred by the Company or any Subsidiary, which is material to the Company and the Subsidiaries taken as a whole other than such obligation or liability incurred in the ordinary course of business, (iv) any change in the capital stock (other than issuance of shares of Common Stock upon exercise of stock options and warrants and the grant of options under existing stock option plans, in each case as described in the Preliminary Memorandum or the Final Memorandum) or material change in the outstanding indebtedness of the Company and the Subsidiaries taken as a whole or (v) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or any Subsidiary (other than with respect to intercompany transactions);

(z) the Company has obtained for the benefit of the Initial Purchasers the agreement (a “Lock-Up Agreement”), substantially in the form set forth as Exhibit A hereto, of the directors and “officers” (within the meaning of Rule 16a-1(f) under the Exchange Act) listed on Exhibit A-1 hereto;

(aa) neither the Company nor any Subsidiary is and, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof, neither of them will be an investment company or an entity controlled by an investment company, as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);

(bb) the Company and each of the Subsidiaries have good and marketable title to all property (real and personal) described in the Pricing Disclosure Package and the Final Memorandum as being owned by any of them, free and clear of all liens, claims, security interests or other encumbrances, except such as would not, individually or in the aggregate, have a Material Adverse Effect; all of the property described in the Preliminary Memorandum and the Final Memorandum as being held under lease by the Company or any Subsidiary is held thereby under valid, subsisting and enforceable leases, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or any of the Subsidiaries, as the case may be;

(cc) other than as set forth in the Preliminary Memorandum or the Final Memorandum, or as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and the Subsidiaries own, or have obtained valid and enforceable licenses for, or other rights to use, the inventions, patent applications, patents, trademarks (both registered and unregistered), trade names, service names, copyrights, trade secrets and other proprietary information described in the Preliminary Memorandum and the Final Memorandum as being owned or licensed by them or which are necessary for the conduct of their respective businesses as of the date hereof and described in the Preliminary Memorandum and the Final Memorandum, except where the failure to own, license or have such rights would not, individually or in the aggregate, have a Material Adverse Effect (collectively, “Intellectual Property”); (ii) there are no third parties who have or, to the Company’s knowledge, will be able to establish rights to any Intellectual Property, except for, and to the extent of, the ownership rights of the owners of the Intellectual Property which the Preliminary Memorandum and the Final Memorandum disclose is licensed to the Company; (iii) to the Company’s knowledge, there is no infringement by third parties of any Intellectual Property; (iv) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s rights in or to any Intellectual Property; (v) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity, enforceability or scope of any Intellectual Property; (vi) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company or any Subsidiary infringes or otherwise violates any patent, trademark, trade name, service name, copyright, trade secret or other proprietary rights of others; and (vii) to the Company’s knowledge, the Company and the Subsidiaries have complied in all material respects with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company or any Subsidiary, and all such agreements are in full force and effect;

(dd) neither the Company nor any of the Subsidiaries has violated any foreign, federal, state or local law or regulation relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants, nor any federal or state law relating to discrimination in the hiring, promotion or pay of employees nor any applicable federal or state wages and hours laws, nor any provisions of the Employee Retirement Income Security Act or the rules and regulations promulgated thereunder, except that which, in any such case, would, individually or in the aggregate, not have a Material Adverse Effect;

(ee) all tax returns required to be filed by the Company and each of the Subsidiaries have been timely filed, other than those filings being contested in good faith, and all taxes and other assessments of a similar nature (whether imposed directly or through withholding) including any interest, additions to tax or penalties applicable thereto due or claimed to be due from such entities have been timely paid, other than those being contested in good faith and for which adequate reserves have been provided;

(ff) the Company and each of the Subsidiaries maintain insurance covering their respective properties, operations, personnel and businesses as the Company reasonably deems adequate; such insurance insures against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect the Company and the Subsidiaries and their respective businesses; all such insurance is fully in force on the date hereof;

(gg) the Company and each of the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(hh) the Company has established and maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) and “internal control over financial reporting” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and principal financial officer by others within those entities; the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the Commission, and the statements contained in each such certification are complete and correct; the Company is, and to the Company’s knowledge, the Company’s directors and officers (in their capacity as such) are each, in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the rules and regulations of the Commission and the NYSE promulgated thereunder;

(ii) each “forward-looking statement” (within the meaning of Section 27A of the Act or Section 21E of the Exchange Act) contained or incorporated by reference in the Preliminary Memorandum and the Final Memorandum has been made or reaffirmed with a reasonable basis and in good faith;

(jj) all statistical or market-related data included or incorporated by reference in the Preliminary Memorandum and the Final Memorandum are based on or derived from sources that the Company believes to be reliable and accurate, and the Company has obtained the written consent to the use of such data from such sources to the extent required;

(kk) neither the Company nor any of the Subsidiaries nor, to the Company’s knowledge, any employee or agent of the Company or any Subsidiary has made any payment of funds of the Company or any Subsidiary or received or retained any funds in violation of any law, rule or regulation (including, without limitation, the Foreign Corrupt Practices Act of 1977);

(ll) the issuance and sale of the Notes as contemplated hereby will not cause any holder of any shares of capital stock, securities convertible into or exchangeable or exercisable for capital stock or options, warrants or other rights to purchase capital stock or any other securities of the Company to have any right to acquire any shares of preferred stock of the Company;

(mm) the Company has not received any notice from the NYSE regarding the delisting of the Common Stock from the NYSE;

(nn) except pursuant to this Agreement, neither the Company nor any of the Subsidiaries has incurred any liability for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement, the Indenture, the Registration Rights Agreement or the Notes or the consummation of the transactions contemplated hereby or thereby;

(oo) neither the Company nor any of the Subsidiaries nor any of their respective directors, officers or affiliates has taken, directly or indirectly, any action designed, or which has constituted or might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes or the Shares issuable upon conversion of the Notes; and

(pp) neither the Company nor any Subsidiary (nor any agent thereof acting on their behalf) has taken any action that would cause this Agreement or the issuance or sale of the Notes or the issuance of the Shares upon conversion of the Notes to violate Regulations T, U or X of the Board of Governors of the Federal Reserve System, in each case as in effect on the date hereof.

In addition, any certificate signed by any officer of the Company or any of the Subsidiaries and delivered to the Initial Purchasers or counsel for the Initial Purchasers in connection with the closing of the offering of the Notes shall be deemed to be a representation and warranty by the Company, as to matters covered thereby, to the Initial Purchasers.

4. Representations and Warranties and Covenant of the Initial Purchasers. The Initial Purchasers propose to offer the Notes for sale upon the terms and conditions set forth in this Agreement, the Pricing Disclosure Package and the Final Memorandum, and each Initial Purchaser, severally and not jointly, hereby represents and warrants to and agrees with the Company that:

(a) it has offered and will offer and sell the Notes only to persons who are or whom it reasonably believes are “qualified institutional buyers” within the meaning of Rule 144A (“QIBs”);

(b) it will take steps reasonably designed to ensure that each purchaser of Notes from it is aware that the Initial Purchasers are relying on Rule 144A in connection with such sale (it being understood that, without limitation as to other steps that may be deemed to satisfy the Initial Purchasers’ obligation hereunder, delivery of a Memorandum to such purchasers shall satisfy such obligation);

(c) it is a QIB within the meaning of Rule 144A and an “accredited investor” within the meaning of Regulation D under the Act;

(d) it has not and will not, directly or indirectly, solicit offers in the United States for, or offer or sell, the Notes by any form of “general solicitation” or “general advertising” (as such terms are used in Regulation D under the Act) or, assuming the Company has complied with its corresponding representation in this Agreement, in any manner involving a public offering within the meaning of Section 4(2) of the Act;

(e) it has not and will not, directly or indirectly, solicit offers or offer or sell the Notes outside the United States or to any person that is not a U.S. person (within the meaning of Regulation S under the Act) in reliance upon Regulation S under the Act; and

(f) the Initial Purchasers will promptly notify the Company of the date when the distribution of the Notes is completed (the “Distribution Termination Date”).

5. Certain Covenants of the Company. The Company hereby agrees:

(a) to prepare the Final Memorandum in a form approved by the Initial Purchasers in their reasonable discretion;

(b) to the extent reasonably necessary to effect the distribution of the Notes as contemplated by the Final Memorandum, to furnish such information as may be required and otherwise to cooperate in qualifying the Notes and the Shares for offering and sale under the securities or blue sky laws of such states or other U.S. jurisdictions as the Initial Purchasers may designate and to maintain such qualifications in effect so long as required for the distribution of the Notes; provided, however, that the Company shall not be required to qualify as a foreign corporation or to consent to the service of process under the laws of any such state or other U.S. jurisdiction (except service of process with respect to the offering and sale of the Notes); and to promptly advise the Initial Purchasers of the receipt by the Company of any notification with respect to the suspension of the qualification of the Notes and the Shares for offer or sale in any state or other U.S. jurisdiction or the initiation or threatening of any proceeding for such purpose;

(c) to make available to the Initial Purchasers in New York City, as soon as practicable after this Agreement becomes effective, and thereafter from time to time prior to the Distribution Termination Date to furnish to the Initial Purchasers, as many copies of the Final Memorandum (or of the Final Memorandum as amended or supplemented if the Company shall have made any amendments or supplements thereto after the effective date of this Agreement), and any documents incorporated by reference therein, as the Initial Purchasers may reasonably request;

(d) from the date of this Agreement to the earlier of (i) the Distribution Termination Date and (ii) 60 days from the date hereof, (A) to file promptly all reports and documents and any preliminary or definitive proxy or information statement required to be filed by the Company with the Commission in order to comply with the Exchange Act, (B) to provide you as promptly as reasonably practicable, for your review and comment, with a copy of such reports and statements and other documents to be filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act during such prior to any proposed filing, (C) to give reasonable consideration to any comments provided and changes suggested by you with respect to such report, statement or document, and (D) to promptly notify you of such filing (which notification will be deemed to be satisfied by the filing of such materials with the Commission on its EDGAR database);

(e) to advise the Initial Purchasers promptly of the happening of any event occurring at any time prior to the completion of the initial resale of the Notes by the Initial Purchasers as contemplated herein, which event could require the making of any change in the Final Memorandum then being used so that the Final Memorandum would not include an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and, during such time, subject to Section 5(a) hereof, to prepare and furnish, at the Company’s expense for the first nine months after the date of the Final Memorandum and, thereafter, at the Initial Purchasers’ expense, to the Initial Purchasers promptly such amendments or supplements to such Final Memorandum as may be necessary to reflect any such change;

(f) to apply the net proceeds from the sale of the Notes in the manner set forth under the caption “Use of proceeds” in the Pricing Disclosure Package and the Final Memorandum;

(g) to pay all costs, expenses, fees and taxes in connection with (i) the preparation of the Preliminary Memorandum and the Final Memorandum and any amendments or supplements thereto, and the printing and furnishing of copies of each thereof to the Initial Purchasers (including costs of mailing and shipment), (ii) the registration, issuance, execution, authentication, sale and delivery of the Notes and the Shares, (iii) the printing of this Agreement, the Indenture, the Registration Rights Agreement and the Notes, any dealer agreements related to the sale of the Notes, any Powers of Attorney and any closing documents (including compilations thereof) and the reproduction and/or printing and furnishing of copies of each thereof to the Initial Purchasers and (except closing documents) to dealers (including costs of mailing and shipment), (iv) any required qualification of the Notes and the Shares for offering and sale under state laws and the determination of their eligibility for investment under state law (including the filing fees and the reasonable legal fees and other disbursements of counsel for the Initial Purchasers) and the printing and furnishing of copies of any blue sky surveys or legal investment surveys to the Initial Purchasers, (v) any listing and/or qualification of the Shares for quotation on the NYSE, (vi) compliance by the Company with any requirements of the NYSE relating to the issuance and sale of the Notes and the issuance of the Shares upon conversion of the Notes and any registration thereof under the Exchange Act, (vii) any filing for review of the offering of the Notes by the National Association of Securities Dealers, Inc. (the “NASD”), including the filing fees and the reasonable legal fees and other disbursements of counsel to the Initial Purchasers relating to NASD matters, (viii) the fees and disbursements of any transfer agent or registrar for the Shares, (ix) the costs and expenses incurred by the Company relating to presentations or meetings undertaken in connection with the marketing of the offering and sale of the Notes and the Shares to prospective investors and the Initial Purchasers’ sales forces, including, without limitation, expenses associated with the production of road show slides and graphics, (x) any fees incurred by the Company and payable to investment rating agencies with respect to the rating of the Notes; (xi) the costs and charges of the Trustee and any transfer agent, registrar or depositary; (xii) the fees and expenses, if any, incurred in connection with the admission of the Notes for trading in the Private Offering, Resale, and Trading through Automated Linkages (“PORTAL”) system of the NASD; (xiii) the costs and expenses of qualifying the Notes for inclusion in the book-entry settlement system of the DTC; (xiv) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the issuance and sale of the Notes (for the avoidance of doubt, the Company agrees that the Initial Purchasers shall have no obligation in any respect to pay any fees, disbursements or expenses of Serologicals’ accountants); and (xv) the performance of the Company’s other obligations hereunder;

(h) beginning on the date hereof and ending on, and including, the date that is 90 days after the date of the Final Memorandum (the “Lock-Up Period”), without the prior written consent of UBS, not to (i) issue, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, with respect to, any Common Stock, any debt securities of the Company (or any other securities of the Company) that are substantially similar to Common Stock or the Notes, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, (ii) file or cause to become effective a registration statement under the Act relating to the offer and sale of any Common Stock, any debt securities of the Company (or any other securities of the Company) that are substantially similar to Common Stock or the Notes, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock, any debt securities of the Company (or any other securities of the Company) that are substantially similar to Common Stock or the Notes, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (iv) publicly announce an intention to effect any transaction specified in clause (i), (ii) or (iii), except, in each case, for (A) the issuance and sale of the Notes and the Senior Notes as contemplated by this Agreement, (B) the issuance of Shares upon conversion of the Notes, (C) issuances of Common Stock upon the exercise of options or warrants disclosed as outstanding in the Preliminary Memorandum and the Final Memorandum, (D) the issuance of employee stock options not exercisable during the Lock-Up Period pursuant to stock option plans described in the Preliminary Memorandum and the Final Memorandum, (E) the filing, and effectiveness, under the Act of the registration statement to be filed with the Commission pursuant to the Registration Rights Agreement and (F) any other actions related to the consummation of the Transactions or the Merger;

(i) during the Lock-Up Period, to promptly advise you of the number of shares of Common Stock sold by officers or directors of the Company subject to Lock-Up Agreements in accordance with the proviso to the Lock-Up Agreements that allows for the sale of up to an aggregate of 500,000 shares of Common Stock collectively by the officers and directors who are party to the Lock-Up Agreements;

(j) not to, and to cause the Subsidiaries not to, take, directly or indirectly, any action designed, or which will constitute, or has constituted, or might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes or the Shares issuable upon conversion of the Notes;

(k) to use its best efforts to cause the Shares issuable upon conversion of the Notes to be listed on the NYSE and to maintain such listing;

(l) to use its commercially reasonable efforts to cause the Notes to be eligible for trading in PORTAL;

(m) to maintain a transfer agent and, if necessary under the jurisdiction of incorporation of the Company, a registrar for the Common Stock;

(n) if, at any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, any of the Notes (or Shares issued upon conversion thereof) are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, to furnish, upon request and at the Company’s expense, for the benefit of the holders from time to time of the Notes, to holders and beneficial owners of Notes and prospective purchasers of Notes, information satisfying the requirements of Rule 144A(d)(4);

(o) to at all times reserve and keep available, free of preemptive rights, shares of Common Stock in an amount sufficient to satisfy the Company’s obligations to issue Shares upon conversion of the Notes;

(p) to (i) use its best efforts to cause the Notes, and the Shares issuable upon conversion of the Notes, to be included in the book-entry settlement system of the DTC and (ii) comply with all of its obligations set forth in the representations letter of the Company to the DTC relating to such inclusion;

(q) not to, and to cause the Subsidiaries not to, and to use its reasonable efforts to cause the Company’s or Subsidiaries’ Affiliates over which the Company exercises control not to, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Act), which sale, offer, solicitation or negotiation could be integrated with the sale of the Notes in a manner which would require the registration under the Act of the sale of the Notes to the Initial Purchasers;

(r) not to solicit any offer to buy or offer or sell the Notes or the Shares by means of any form of “general solicitation” or “general advertising” (as those terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act; and

(s) during the period that begins at the time of purchase and ends two years after the later of the time of purchase or the additional time of purchase, if any, not to, and not to permit any of its “affiliates” (as defined in Rule 144) to, resell any of the Notes or the Shares which constitute “restricted securities” within the meaning of Rule 144(a)(3) that have been reacquired by any of them, other than pursuant to an effective registration statement under the Act which results in the Shares registered thereon being freely tradeable upon sale pursuant to such Registration Statement.

6. Reimbursement of the Initial Purchasers’ Expenses. If the Notes are not delivered for any reason other than the termination of this Agreement pursuant to the fifth paragraph of Section 9 hereof or the default by one or more of the Initial Purchasers in its or their respective obligations hereunder, the Company shall, in addition to paying the amounts described in Section 5(g) hereof, reimburse the Initial Purchasers for all of their out-of-pocket expenses, including the reasonable fees and disbursements of their counsel incurred in connection with this Agreement, the Indenture, the Registration Rights Agreement and the Notes.

7. Conditions of the Initial Purchasers’ Obligations. The several obligations of the Initial Purchasers hereunder are subject to the accuracy of the representations and warranties on the part of the Company on the date hereof, at the time of purchase and, if applicable, at the additional time of purchase, the performance by the Company of its obligations hereunder and to the following additional conditions precedent (provided that to the extent that the Company is required to deliver any document to the Initial Purchasers under this Agreement, the delivery of the relevant document to UBS or Cahill Gordon & Reindel LLP, counsel to the Initial Purchasers, shall be deemed to satisfy such condition):

(a) The Company shall furnish to the Initial Purchasers at the time of purchase and, if applicable, at the additional time of purchase, (i) an opinion of Ropes & Gray LLP, counsel for the Company, addressed to the Initial Purchasers, and dated the time of purchase or the additional time of purchase, as the case may be, with executed copies for each Initial Purchaser, and in form and substance satisfactory to UBS, and to the effect set forth in Exhibit B-1 hereto and (ii) with respect to Millipore Ireland B.V., Millipore Cork and Millipore SAS, opinions by applicable foreign local counsel for such entities, addressed to the Initial Purchasers, and dated the time of purchase or the additional time of purchase, as the case may be, with executed copies for each Initial Purchaser, and in form and substance satisfactory to UBS, and to the effect set forth in Exhibit B-2 hereto.

(b) (i) The Initial Purchasers shall have received from PricewaterhouseCoopers LLP letters dated, respectively, the date of this Agreement, the date of the Final Memorandum, the time of purchase and, if applicable, the additional time of purchase, and addressed to the Initial Purchasers (with executed copies for each of the Initial Purchasers) in the forms satisfactory to UBS, which letters shall cover, without limitation, the various financial disclosures contained in the Preliminary Memorandum and the Final Memorandum; and (ii) the Initial Purchasers shall have received from Deloitte & Touche LLP letters dated, respectively, the date of this Agreement, the date of the Final Memorandum, the time of purchase and, if applicable, the additional time of purchase, and addressed to the Initial Purchasers (with executed copies for each of the Initial Purchasers) in the forms satisfactory to UBS, which letters shall cover, without limitation, the various financial disclosures of Serologicals contained in the Preliminary Memorandum and the Final Memorandum.

(c) The Initial Purchasers shall have received a certificate of the Company’s Chief Financial Officer dated, respectively, the date of this Agreement, the date of the Final Memorandum, the time of purchase and, if applicable, the additional time of purchase, and addressed to the Initial Purchasers (with executed copies for each of the Initial Purchasers) in the form attached as Exhibit C-1 hereto; and (ii) the Initial Purchasers shall have received a certificate of the Serologicals’ Chief Financial Officer dated, respectively, the date of this Agreement, the date of the Final Memorandum, the time of purchase and, if applicable, the additional time of purchase, and addressed to the Initial Purchasers (with executed copies for each of the Initial Purchasers) in the form attached as Exhibit C-2 hereto.

(d) (i) The Initial Purchasers shall have received at the time of purchase and, if applicable, at the additional time of purchase, the favorable opinion of Cahill Gordon & Reindel LLP, counsel for the Initial Purchasers, dated the time of purchase or the additional time of purchase, as the case may be, in form and substance satisfactory to UBS; and (ii) the Initial Purchasers shall have received at the time of purchase and, if applicable, at the additional time of purchase, the favorable opinion of Dewey Ballantine LLP, special counsel for the Initial Purchasers, dated the time of purchase or the additional time of purchase, as the case may be, in form and substance satisfactory to UBS.

(e) No amendment or supplement to the Pricing Disclosure Package or the Final Memorandum shall have been made to which UBS shall have reasonably objected in writing.

(f) At the time of purchase or the additional time of purchase, as applicable, the Final Memorandum shall not, and no amendment or supplement thereto shall, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(g) The Company will, at the time of purchase and, if applicable, at the additional time of purchase, deliver to the Initial Purchasers a certificate of its Chief Executive Officer and its Chief Financial Officer, dated the time of purchase or the additional time of purchase, as the case may be, in the form attached as Exhibit D hereto.

(h) The Initial Purchasers shall have received copies, duly executed by the Company and the other party or parties thereto, of the Indenture and the Registration Rights Agreement.

(i) The Initial Purchasers shall have received each of the signed Lock-Up Agreements referred to in Section 3(z) hereof, and each such Lock-Up Agreement shall be in full force and effect at the time of purchase and the additional time of purchase, as the case may be.

(j) The Company shall have furnished to UBS such other documents and certificates as to the accuracy and completeness of any statement in the Pricing Disclosure Package or the Final Memorandum as of the time of purchase and, if applicable, the additional time of purchase, as UBS may reasonably request.

(k) The Notes shall be included in the book-entry settlement system of the DTC and designated for trading on PORTAL, subject only to notice of issuance at or prior to the time of purchase.

(l) The Company shall have filed a listing application for the Shares with the NYSE.

(m) There shall exist no event or condition which would constitute a default or an event of default under the Notes or the Indenture.

(n) An amendment to the Existing Revolving Credit Facility, which shall be in form and substance reasonably satisfactory to UBS, shall have been executed by each of the parties thereto.

8. Effective Date of Agreement; Termination. This Agreement shall become effective when the parties hereto have executed and delivered this Agreement.

The obligations of the several Initial Purchasers hereunder shall be subject to termination in the absolute discretion of UBS, if (1) since the time of execution of this Agreement or the earlier respective dates as of which information is given in the Preliminary Memorandum, the Pricing Disclosure Package and the Final Memorandum, there has been any change or any development involving a prospective change in the business, properties, management, financial condition or results of operations of the Company and the Subsidiaries taken as a whole, the effect of which change or development is, in the sole judgment of UBS, so material and adverse as to make it impractical or inadvisable to proceed with the public offering or the delivery of the Notes on the terms and in the manner contemplated in the Pricing Disclosure Package and the Final Memorandum, or (2) at any time prior to the time of purchase or, with respect to the purchase of any Additional Notes, the additional time of purchase, as the case may be, there shall have occurred: (A) a suspension or material limitation in trading in securities generally on the NYSE, the American Stock Exchange or the NASDAQ; (B) a suspension or material limitation in trading in the Company’s securities on the NYSE; (C) a general moratorium on commercial banking activities declared by either federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (D) an outbreak or escalation of hostilities or acts of terrorism involving the United States or a declaration by the United States of a national emergency or war; or (E) any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (D) or (E), in the sole judgment of UBS, makes it impractical or inadvisable to proceed with the public offering or the delivery of the Notes on the terms and in the manner contemplated in the Pricing Disclosure Package and the Final Memorandum, or (3) since the time of execution of this Agreement, other than in the case of a rating of BB- or better by Standard & Poor’s Ratings Services or Ba3 or better by Moody’s Investors Service, Inc. with respect to the Notes, there shall have occurred any downgrading, or any notice or announcement shall have been given or made of: (A) any intended or potential downgrading or (B) any watch, review or possible change that does not indicate an affirmation or improvement in the rating accorded any securities of or guaranteed by the Company by any “nationally recognized statistical rating organization,” as that term is defined in Rule 436(g)(2) under the Act.

If UBS elects to terminate this Agreement as provided in this Section 8, the Company and each other Initial Purchaser shall be notified promptly in writing.

If the sale to the Initial Purchasers of the Notes, as contemplated by this Agreement, is not carried out by the Initial Purchasers for any reason permitted under this Agreement, or if such sale is not carried out because the Company shall be unable to comply with any of the terms of this Agreement, the Company shall not be under any obligation or liability under this Agreement (except to the extent provided in Sections 5(h), 6 and 10 hereof), and the Initial Purchasers shall be under no obligation or liability to the Company under this Agreement (except to the extent provided in Section 10 hereof) or to one another hereunder.

9. Increase in Initial Purchasers’ Commitments. Subject to Sections 7 and 8 hereof, if any Initial Purchaser shall default in its obligation to take up and pay for the Notes to be purchased by it hereunder at the time of purchase or the additional time of purchase (otherwise than for a failure of a condition set forth in Section 7 hereof or a reason sufficient to justify the termination of this Agreement under the provisions of Section 8 hereof) (the “Defaulted Notes”) and if the aggregate principal amount of the Defaulted Notes which all Initial Purchasers so defaulting shall have agreed but failed to take up and pay for at such time does not exceed 10% of the total aggregate principal amount of Notes to be purchased at such time, the non-defaulting Initial Purchasers (including the Initial Purchasers, if any, substituted in the manner set forth below) shall take up and pay for (in addition to the aggregate principal amount of Notes they are obligated to purchase at such time pursuant to Section 1 hereof) the aggregate principal amount of Defaulted Notes agreed to be purchased by all such defaulting Initial Purchasers at such time, as hereinafter provided. Such Defaulted Notes shall be taken up and paid for by such non-defaulting Initial Purchasers, acting severally and not jointly, in such amount or amounts as UBS may designate with the consent of each Initial Purchaser so designated or, in the event no such designation is made, such Defaulted Notes shall be taken up and paid for by all non-defaulting Initial Purchasers pro rata in proportion to the aggregate principal amount of Firm Notes set forth opposite the names of such non-defaulting Initial Purchasers in Schedule A.

Without relieving any defaulting Initial Purchaser from its obligations hereunder, the Company agrees with the non-defaulting Initial Purchasers that it will not sell any Firm Notes hereunder unless all of the Firm Notes are purchased by the Initial Purchasers (or by substituted Initial Purchasers selected by UBS with the approval of the Company or selected by the Company with UBS’s approval). Without relieving any defaulting Initial Purchaser from its obligations hereunder, the Company agrees with the non-defaulting Initial Purchasers that it will not sell any Additional Notes hereunder at the additional time of purchase unless all of the Additional Notes to be purchased by the Initial Purchasers at such additional time of purchase (as set forth in the related written notice referred to in the second paragraph of Section 1 hereof) are purchased by the Initial Purchasers (or by substituted Initial Purchasers selected by UBS with the approval of the Company or selected by the Company with UBS’s approval).

If a new Initial Purchaser or Initial Purchasers are substituted by the Initial Purchasers or by the Company for a defaulting Initial Purchaser or Initial Purchasers in accordance with the foregoing provision, the Company or UBS shall have the right to postpone the time of purchase for a period not exceeding five business days in order that any necessary changes in the Final Memorandum and other documents may be effected.

The term “Initial Purchaser” as used in this Agreement shall refer to and include any Initial Purchaser substituted under this Section 9 with like effect as if such substituted Initial Purchaser had originally been named in Schedule A hereto.

If the aggregate principal amount of Defaulted Notes that the defaulting Initial Purchaser or Initial Purchasers agreed to purchase at the time of purchase or the additional time of purchase, as the case may be, exceeds 10% of the total aggregate principal amount of Notes which all Initial Purchasers agreed to purchase hereunder at such time, and if neither the non-defaulting Initial Purchasers nor the Company shall make arrangements within the five business day period stated above for the purchase of all the Firm Notes which the defaulting Initial Purchaser or Initial Purchasers agreed to purchase hereunder at such time, this Agreement, or, in the case of a default with respect to any Additional Notes, the obligations of the Initial Purchasers to purchase, and of the Company to sell, the Additional Notes that otherwise were to be purchased by the Initial Purchasers at such additional time of purchase, shall terminate without further act or deed and without any liability with respect thereto on the part of the Company to any Initial Purchaser and without any liability with respect thereto on the part of any non-defaulting Initial Purchaser to the Company; provided, however, that, for avoidance of doubt, in the case of such a termination on account of a default with respect to any Additional Notes, this Agreement shall not terminate as to the Firm Notes or any Additional Notes purchased by the Initial Purchasers from the Company pursuant hereto prior to such termination. Nothing in this paragraph, and no action taken hereunder, shall relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

10. Indemnity and Contribution.

(a) The Company agrees to indemnify, defend and hold harmless each Initial Purchaser, its partners, directors and officers, and any person who controls any Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and the successors and assigns of all of the foregoing persons, from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, any such Initial Purchaser or any such person may incur under the Act, the Exchange Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact included in the Pricing Disclosure Package or any Memorandum, or in any amendment or supplement to the Pricing Disclosure Package or any Memorandum, or arises out of or is based upon any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as any such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in, and in conformity with information concerning such Initial Purchaser furnished in writing by or on behalf of such Initial Purchaser through UBS to the Company expressly for use in, the Pricing Disclosure Package or such Memorandum or arises out of or is based upon any omission or alleged omission to state a material fact in the Pricing Disclosure Package or such Memorandum in connection with such information, which material fact was not contained in such information and which material fact was necessary in order to make the statements in such information, in the light of the circumstances under which they were made, not misleading.

(b) Each Initial Purchaser severally agrees to indemnify, defend and hold harmless the Company, its directors and officers, and any person who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and the successors and assigns of all of the foregoing persons, from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, the Company or any such person may incur under the Act, the Exchange Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in, and in conformity with information concerning such Initial Purchaser furnished in writing by or on behalf of such Initial Purchaser through UBS to the Company expressly for use in, either Memorandum, or arises out of or is based upon any omission or alleged omission to state a material fact in the Pricing Disclosure Package or such Memorandum in connection with such information, which material fact was not contained in such information and which material fact was necessary in order to make the statements in such information, in the light of the circumstances under which they were made, not misleading.

(c) If any action, suit or proceeding (each, a “Proceeding”) is brought against a person (an “indemnified party”) in respect of which indemnity may be sought against the Company or an Initial Purchaser (as applicable, the “indemnifying party”) pursuant to subsection (a) or (b), respectively, of this Section 10, such indemnified party shall promptly notify such indemnifying party in writing of the institution of such Proceeding and such indemnifying party shall assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such indemnified party and payment of all fees and expenses; provided, however, that the omission to so notify such indemnifying party shall not relieve such indemnifying party from any liability which such indemnifying party may have to any indemnified party or otherwise except to the extent such indemnifying party is materially prejudiced by such failure to notify. The indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless the employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such Proceeding or the indemnifying party shall not have, within a reasonable period of time in light of the circumstances, employed counsel to defend such Proceeding or such indemnified party or parties shall have reasonably concluded (based upon the written advice of counsel) that, in circumstances where parties to such Proceeding include both the indemnified party as well as the indemnifying party, there may be defenses available to it or them which are different from, additional to or in conflict with those available to such indemnifying party (in which case such indemnifying party shall not have the right to direct the defense of such Proceeding on behalf of the indemnified party or parties but the indemnifying party may employ counsel to participate on behalf of such indemnifying party), in any of which events such fees and expenses shall be borne by such indemnifying party and paid as incurred (it being understood, however, that such indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the indemnified parties who are parties to such Proceeding or series of related Proceedings). The indemnifying party shall not be liable for any settlement of any Proceeding effected without its written consent but, if settled with its written consent, which consent shall not be unreasonably withheld, such indemnifying party agrees to indemnify and hold harmless the indemnified party or parties from and against any loss or liability by reason of such settlement. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second sentence of this Section 10(c), then the indemnifying party agrees that it shall be liable for any settlement of any Proceeding effected without its written consent if (i) such settlement is entered into more than 60 business days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall not have either fully reimbursed the indemnified party in accordance with such request prior to the date of such settlement or shall not have reimbursed the indemnified party for the portion of such requested amount as the indemnifying party believes in good faith to be reasonable and provides written notice to the indemnified party that the indemnifying party disputes in good faith the reasonableness of the unpaid balance of such fees and expenses and (iii) such indemnified party shall have given the indemnifying party at least 30 days’ prior notice of its intention to settle. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Proceeding and does not include an admission of fault or culpability or a failure to act by or on behalf of such indemnified party.

(d) If the indemnification provided for in this Section 10 is unavailable to an indemnified party under subsections (a) and (b) of this Section 10 or insufficient to hold an indemnified party harmless in respect of any losses, damages, expenses, liabilities or claims referred to therein (other than as a result of the limitations on indemnification specified therein), then each applicable indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, damages, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Initial Purchasers on the other in connection with the statements or omissions which resulted in such losses, damages, expenses, liabilities or claims, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchasers on the other shall be deemed to be in the same respective proportions as the total proceeds from the offering (net of the Initial Purchasers’ discounts and commissions but before deducting expenses) received by the Company, and the total discounts and commissions received by the Initial Purchasers, bear to the gross proceeds to the Company from the offering of the Notes (before deducting the Initial Purchasers’ discounts and commissions and other expenses). The relative fault of the Company on the one hand and of the Initial Purchasers on the other shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, damages, expenses, liabilities and claims referred to in this subsection shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating, preparing to defend or defending any Proceeding.

(e) The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 10 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in subsection (d) above. Notwithstanding the provisions of this Section 10, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Notes resold by it in the initial placement of such Notes were offered to investors exceeds the amount of any damage which such Initial Purchaser has otherwise been required to pay by reason of such untrue statement or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute pursuant to this Section 10 are several in proportion to the respective principal amount of Notes they have agreed to purchase hereunder and not joint.

(f) The indemnity and contribution agreements contained in this Section 10 and the covenants, warranties and representations of the Company contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of any Initial Purchaser, its partners, directors or officers or any person (including each partner, officer or director of such person) who controls any Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, or by or on behalf of the Company, its directors or officers or any person who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and shall survive any termination of this Agreement or the issuance and delivery of the Notes. The Company and each Initial Purchaser agree promptly to notify each other of the commencement of any Proceeding against it and, in the case of the Company, against any of the Company’s officers or directors in connection with the issuance and sale of the Notes, or in connection with the Pricing Disclosure Package or any Memorandum.

11. Information Furnished by the Initial Purchasers. The statements set forth in the second and third sentence of the second paragraph, and the eighth and tenth paragraphs under the caption “Plan of distribution” in the Final Memorandum, only insofar as such statements relate to over-allotment and stabilization activities that may be undertaken by the Initial Purchasers, constitute the only information furnished by or on behalf of the Initial Purchasers as such information is referred to in Sections 3 and 10 hereof.

12. Tax Disclosure. Notwithstanding any other provision of this Agreement, from the commencement of discussions with respect to the transactions contemplated hereby, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in Sections 6011, 6111 and 6112 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder) of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure.

13. Notices. Except as otherwise herein provided, all statements, requests, notices and agreements shall be in writing or by telegram or facsimile and, if to the Initial Purchasers, shall be sufficient in all respects if delivered or sent to UBS Securities LLC, 299 Park Avenue, New York, NY 10171-0026, Attention: Syndicate Department and, if to the Company, shall be sufficient in all respects if delivered or sent to the Company at the offices of the Company at 290 Concord Road, Billerica, Massachusetts, Attention: Kathleen B. Allen, Chief Financial Officer.

14. Governing Law; Construction. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement (“Claim”), directly or indirectly, shall be governed by, and construed in accordance with, the laws of the State of New York. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

15. Submission to Jurisdiction. Except as set forth below, no Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the Company consents to the jurisdiction of such courts and personal service with respect thereto. The Company hereby consents to personal jurisdiction, service and venue in any court in which any Claim arising out of or in any way relating to this Agreement is brought by any third party against any Initial Purchaser or any indemnified party. Each Initial Purchaser and the Company (on its behalf and, to the extent permitted by applicable law, on behalf of its shareholders and affiliates) waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. The Company agrees that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts to the jurisdiction of which the Company is or may be subject, by suit upon such judgment.

16. Parties at Interest. The Agreement herein set forth has been and is made solely for the benefit of the Initial Purchasers and the Company and to the extent provided in Section 10 hereof the controlling persons, partners, directors and officers referred to in such Section, and their respective successors, assigns, heirs, personal representatives and executors and administrators. No other person, partnership, association or corporation (including a purchaser, as such purchaser, from any of the Initial Purchasers) shall acquire or have any right under or by virtue of this Agreement.

17. No Fiduciary Relationship. The Company hereby acknowledges that the Initial Purchasers are acting solely as initial purchasers in connection with the purchase and sale of the Company’s securities. The Company further acknowledges that the Initial Purchasers are acting pursuant to a contractual relationship created solely by this Agreement entered into on an arm’s length basis, and in no event do the parties intend that the Initial Purchasers act or be responsible as a fiduciary to the Company, its management, stockholders or creditors or any other person in connection with any activity that the Initial Purchasers may undertake or have undertaken in furtherance of the purchase and sale of the Notes in the manner contemplated by this Agreement, either before or after the date hereof. The Initial Purchasers hereby expressly disclaim any fiduciary or similar duty of loyalty or duty of care to the Company, either in connection with the transactions contemplated by this Agreement or any related matters in connection with the negotiation, execution and delivery of this Agreement, and the Company hereby confirms its understanding and agreement to that effect. The Company and the Initial Purchasers agree that they are each responsible for making their own independent judgments with respect to any such transactions, and the Company acknowledges that the Initial Purchasers have not provided any financial, legal, accounting, regulatory or tax advice to the Company. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Initial Purchasers with respect to any breach or alleged breach of any fiduciary or similar duty of loyalty or duty of care to the Company in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions.

18. Counterparts. This Agreement may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties.

19. Successors and Assigns. This Agreement shall be binding upon the Initial Purchasers and the Company and their successors and assigns and any successor or assign of any substantial portion of the Company’s and any of the Initial Purchasers’ respective businesses and/or assets.

20. Miscellaneous. UBS, an indirect, wholly owned subsidiary of UBS AG, is not a bank and is separate from any affiliated bank, including any U.S. branch or agency of UBS AG. Because UBS is a separately incorporated entity, it is solely responsible for its own contractual obligations and commitments, including obligations with respect to sales and purchases of securities. Securities sold, offered or recommended by UBS are not deposits, are not insured by the Federal Deposit Insurance Corporation, are not guaranteed by a branch or agency, and are not otherwise an obligation or responsibility of a branch or agency.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

If the foregoing correctly sets forth the understanding between the Company and the several Initial Purchasers, please so indicate in the space provided below for that purpose, whereupon this Agreement and your acceptance shall constitute a binding agreement between the Company and the Initial Purchasers, severally.

Very truly yours,
MILLIPORE CORPORATION

By:	s/ Kathleen B. Allen
Name: Kathleen B. Allen
Title: Vice President and Chief Financial Officer

Accepted and agreed to as of the date first above written, on behalf of itself and the other several Initial Purchasers named in Schedule A hereto:

UBS SECURITIES LLC

By:	s/ Steven Meehan
Name: Steven Meehan
Title: Managing Director

By:	s/ Robert L. Verdier
Name: Robert L. Verdier
Title: Associate Director